EDUCATION REALTY TRUST, INC.

2012 LONG-TERM INCENTIVE PLAN

SECTION 1. – PURPOSE AND AWARD ALLOCATION

The Education Realty Trust, Inc. 2012 Long-Term Incentive Plan (“LTIP”) has been established by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Education Realty Trust, Inc. (the “Company”) and ratified by the Board to provide long-term incentives to key employees of the Company. The purposes of the LTIP are to attract, retain and motivate key employees of the Company and to promote the long-term growth and profitability of the Company. Awards granted under the LTIP shall be issued pursuant to the Company’s 2011 Omnibus Equity Incentive Plan (the “Plan”) and shall consist of a mixture of time-vested Restricted Stock (40%) and performance-vested compensation (60%) that is denominated in cash and settled in Common Shares (as defined below) based on the market value of the Common Shares at the time actual performance has been determined (each, an “Award” and, collectively, “Awards”). The Committee believes that shares of time-vested restricted stock support its goal of executives having an ownership position in the Company while simultaneously encouraging their long-term retention and that the performance-vested long term compensation provides an increased incentive for executives to achieve identified performance goals.

The Committee shall make Awards pursuant to the LTIP as set forth on Schedule A hereto, on such terms as the Committee may prescribe based upon the criteria set forth on Schedule A hereto and such other factors as it may deem appropriate.

SECTION 2. – PARTICIPATION

The Committee shall have the sole and absolute discretion to determine those officers of the Company who shall be eligible to receive an Award pursuant to the LTIP (each, a “Participant”).

SECTION 3. – ADMINISTRATION

Subject to applicable law, all designations, determinations, interpretations and other decisions under or with respect to the LTIP or any Award shall be within the sole and absolute discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations and other decisions made by the Committee with respect to the LTIP or any Award granted hereunder need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

SECTION 4. – TIME-VESTED RESTRICTED STOCK

Forty percent (40%) of a Participant’s LTIP Award shall consist of a grant of restricted shares of the Company’s common stock, par value $0.01 per share (“Restricted Stock”), and shall be subject to the terms and conditions of a Restricted Stock Award Agreement, the form of which is attached hereto as Exhibit A.

The shares of Restricted Stock shall vest in three (3) equal annual installments as long as the Participant is an employee of the Company on the vesting date. Shares of Restricted Stock shall be entitled to voting and dividend rights from the effective date of the grant but shall be non-transferable by the Participant until such shares have vested in accordance with the Restricted Stock Award Agreement.

SECTION 5. – PERFORMANCE-VESTED COMPENSATION

Sixty percent (60%) of the Participant’s LTIP Award shall consist of a performance-vested Award (the “Performance Award”) that is denominated in cash but settled in unrestricted shares of the Company’s common stock, par value $0.01 per share (“Common Shares”), based on the market value of the Common Shares when actual performance has been determined. The cash value of the Performance Award shall be based upon the Company’s achievement of total stockholder returns (“TSR”) at specified levels as set forth on Schedule A hereto during the period beginning January 1, 2012 and ending December 31, 2014 (the “Performance Period”). Performance Awards granted to each Participant shall be subject to the terms and conditions this Plan.

The Committee shall determine for each Participant a minimum, target and maximum dollar amount of the Performance Award that shall be earned upon the achievement of a minimum, target and maximum level, respectively, of performance over the Performance Period (all as set forth on Schedule A). Following the end of the Performance Period, the Committee shall determine (such date of determination, the “Determination Date”) whether and to what extent the performance goal has been met during the Performance Period. As soon as practicable following the Determination Date (but in no event after March 15 of the year following the end of the Performance Period), the Company shall issue to each Participant that number of Common Shares equal to the quotient of (a) the dollar amount of the Performance Award that the Participant earned based on the actual performance of the Company, divided by (b) the market value of a Common Share on the Determination Date.

Prior to the settlement of the Performance Award, no dividend payments shall accrue or be paid with respect thereto. If the performance goals are met, then the Participant shall earn dividends on the Common Shares issued upon settlement of the Performance Award following the settlement date and shall have voting rights with respect to such shares.

SECTION 6. – FORFEITURE/REDUCTION IN AWARD

Time-Vested Restricted Stock Awards. In the event of a Change of Control of the Company, a termination of the Participant’s employment by the Company without Cause or a termination of employment by the Participant for Good Reason, all unvested shares of Restricted Stock shall immediately accelerate and be fully vested and delivered to the Participant. Unvested shares of Restricted Stock shall also vest in the event of termination of the Participant’s employment due to death or Disability.

Performance-Vested Compensation. Except as set forth below or as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Performance Period shall result in the forfeiture of the Performance Award by the Participant, and no payments shall be made with respect thereto. For the avoidance of doubt, in the event a Participant’s employment is terminated (other than for Cause) following the end of the Performance Period but before the Common Shares are issued upon settlement of the Performance Award, the Participant shall be entitled to receive the settlement of his Performance Award as if he had remained employed until such settlement date; in the event a Participant’s employment is terminated for Cause at any time prior to actual settlement of the Performance Award, the Participant shall forfeit the Performance Award in its entirety. Notwithstanding the foregoing, if Participant’s employment is terminated prior to the end of the Performance Period as a result of Participant’s death or Disability, the Committee shall determine the amount of Common Shares issuable to the Participant (or his estate) on account of the Performance Award by (i) applying the performance criteria set forth in the LTIP using the effective date of the Disability (to be determined by the Committee) or the date of death, as applicable, and by appropriately and proportionately adjusting the performance criteria for such shortened Performance Period (if necessary) and (ii) multiplying the number of Common Shares so determined by .3333 if the death or Disability occurs in 2012, .6667 if the if the death or Disability occurs in 2013, and 1 if the death or Disability occurs in 2014 (rounding the resulting number of Common Shares to the nearest whole number).

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If a Change of Control occurs prior to the end of the Performance Period, the Committee shall determine the number of Common Shares issuable to a Participant on account of the Performance Award by (i) applying the performance criteria set forth in the LTIP using the effective date of the Change of Control as the end of the Performance Period, and by appropriately and proportionately adjusting the performance criteria for such shortened Performance Period (if necessary), and (ii) multiplying the number of Common Shares so determined by ..3333 if the Change of Control occurs in 2012, .6667 if the Change of Control occurs in 2013, and 1 if the Change of Control occurs in 2014 (rounding the resulting number of Common Shares to the nearest whole number).

SECTION 7. – ADJUSTMENTS FOR UNUSUAL OR NONRECURRING EVENTS

The Committee shall make equitable and proportionate adjustments (consistent with Sections 162(m) and 409A of the Code and other applicable Sections therein) in the terms and conditions of, and the criteria included in, an Award in recognition of the events described in Section 4.2 of the Plan. In addition, the Committee may appropriately adjust any evaluation of performance under criteria set forth in this LTIP and Schedule A hereto to exclude any of the following events that occur during a Performance Period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year and (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action, provided that the Committee commits to make any such adjustments within the 90-day period set forth in Section 11.4 of the Plan. Notwithstanding the foregoing, the Committee shall not have the discretion to increase any Award payable to any Covered Officer (as defined in Section 10 herein) in manner that is inconsistent with Section 162(m) of the Code.

SECTION 8. – NO RIGHTS TO AWARDS; NO TRUST OR FUND CREATED

No person shall have any claim to be granted any Award, and there shall be no obligation for uniformity of treatment among Participants. The terms and conditions of Awards, if any, need not be the same with respect to each Participant. The Committee reserves the right to terminate the LTIP at any time in the Committee’s sole and absolute discretion. Neither the LTIP nor any Award granted hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary.

SECTION 9. – ASSIGNMENT AND ALIENATION OF BENEFITS

To the maximum extent permitted by law, a Participant’s rights or benefits under the LTIP shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void ab initio, provided, however, that, in the event of a Participant’s death, any such benefit not forfeited upon death shall pass to such Participant’s beneficiaries or estate in accordance with the laws of descent and distribution. Except as prohibited by law (including Section 409A of the Code and Section 1.409A-3(j)(4)(xiii) of the Treasury Regulations, to the extent applicable), payments or benefits payable to or with respect to a Participant pursuant to the LTIP may be reduced by amounts that the Participant may owe to the Company, including, without limitation, any amounts owed on account of loans, travel or standing advances and personal charges on credit cards issued through the Company.

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SECTION 10. – ADDITIONAL DEFINITIONS

The terms that follow, when used in this LTIP or any Restricted Stock Award Agreement issued pursuant to this LTIP, shall have the meanings indicated below:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Cause” means the Participant has (a) continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties to the Company (in any case, other than by reason of a Disability, physical or mental illness or analogous condition); (b) been convicted of or pled nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; or (c) materially breached any material Company policy or agreement with the Company.

“Change of Control” shall mean the first of the following events to occur after the Effective Date:

(a)     any Person or group of Persons together with its Affiliates, but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);

(b)     the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)     the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

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(d)     the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(e)     the occurrence of any transaction or series of transactions deemed by the Board to constitute a change in control of the Company.

Notwithstanding the foregoing, (i) a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (ii) a Change of Control shall not occur for purposes of this LTIP as a result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.

Notwithstanding the foregoing, to the extent that (i) the payment of an any Award under this LTIP is payable solely upon or following the occurrence of a Change of Control and (ii) such payment is considered “deferred compensation” under Section 409A of the Code, a Change of Control shall mean an event described in Section 1.409A-3(i)(5) of the Treasury Regulations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Code; provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award under the LTIP or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company or the taxable year of the Company in which the applicable Award will be paid or vested, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or vested.

“Disability” means a physical or mental condition entitling the Participant to benefits under the applicable long-term disability plan of the Company or any of its subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or as determined by the Company in accordance with applicable laws. Notwithstanding the foregoing, to the extent that (i) any Award under this LTIP is payable solely upon a Participant’s Disability and (ii) such payment is treated as “deferred compensation” for purposes of Section 409A of the Code, Disability shall have the meaning provided in Section 1.409A-3(i)(4) of the Treasury Regulations

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Good Reason” means (a) a material diminution in Participant’s title, duties or responsibilities (provided, however, that a requirement to utilize skills in addition to those utilized in Participant’s current position, and/or a change in title and/or direct reports to reflect the organizational structure of the successor entity following a Change of Control, shall not in and of itself be considered a “material diminution” as contemplated by this subsection (a)); (b) a reduction of ten percent (10%) or more in Participant’s annual base salary; (c) a reduction of ten percent (10%) or more in Participant’s annual target bonus opportunity (including the failure to pay any bonus earned for any year in which a Change of Control occurs pursuant to the terms of any applicable plan or arrangement in effect prior to such Change of Control); or (d) the relocation of Participant’s principal place of employment to a location more than fifty (50) miles from Participant’s principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with Participant’s historical business travel obligations. Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that Participant provides the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice.

“Person” shall mean a “person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company (or any subsidiary thereof), (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

SECTION 11. – INTERPRETATION AND GOVERNING LAW

This LTIP shall be governed by and interpreted and construed in accordance with the internal laws of the State of Maryland, without reference to principles of conflicts or choices of laws.

SECTION 12. – WITHHOLDING OF TAXES

Pursuant to Section 13.3 of the Plan, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Award, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this LTIP and/or any action taken by a Participant with respect to an Award. Upon the lapse of all restricted periods and the issuance of Common Shares with respect to any portion of an Award, the Company shall satisfy any applicable withholding obligations or withholding taxes (“Withholding Taxes”) as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to the Participant and issue shares of common stock to the Participant without restriction. As a condition to receiving settlement of any fully vested Common Shares hereunder, the Company may require Participant to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any payments hereunder or from any compensation or other amount owing to Participant, an amount of cash necessary for the Company to satisfy any Withholding Taxes in respect of this Award. In its sole and absolute discretion, the Committee may satisfy the required Withholding Taxes by withholding from the Common Shares otherwise issuable pursuant to settlement of the Award that number of whole Common Shares necessary to satisfy Withholding Taxes with respect to such shares based upon the Fair Market Value (as defined in the Plan) of the Common Shares as of the date the applicable restricted period ends.

SECTION 13. – EFFECTIVE DATE

This LTIP shall be effective as of January 1, 2012 (the “Effective Date”).

SECTION 14. – MISCELLANEOUS

This LTIP is not a “qualified” plan for federal income tax purposes.

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No provision of the LTIP shall require the Company, for the purpose of satisfying any obligations under the LTIP, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the LTIP other than as unsecured general creditors of the Company except that, insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

In no event shall any member of the Committee be personally liable by reason of any contract or other instrument executed by a member of the Committee or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless such member of the Committee against any cost or expense (including fees of legal counsel) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the LTIP unless arising out of such person’s own fraud or bad faith. The foregoing right of indemnification shall be in addition to and not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s charter, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

The members of the Committee shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any information furnished in connection with the LTIP by any person or persons other than such members.

It is intended that Performance Awards granted to Covered Officers hereunder qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, and, thus, shall be governed by Section 11 of the Plan. This LTIP and the Plan shall be interpreted consistently with such intent.

It is intended that (i) each payment or installment of payments provided under an Award is a separate “payment” for purposes of Section 409A of the Code, and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if the Company determines that (i) on the date of a Participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, the Participant is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, and (ii) the payment of any Award to the Participant pursuant to this LTIP is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Participant’s death. Any payment of an Award which is delayed pursuant to this subparagraph shall be made in a lump sum on the first day of the seventh month following the Participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Participant’s death. It is intended that this LTIP and any Award shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this LTIP and the Awards shall be interpreted, operated, and administered in a manner consistent with these intentions.

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Schedule A

LTIP Participant Opportunities and Allocation of LTIP Awards

Restricted Stock (Time-Vested) — 40% of LTIP Award

Participant	Number of Common Shares of Time-Vested Restricted Stock to be Awarded
Randy Churchey	27,613 shares
Thomas Trubiana	15,779 shares
Christine Richards	7,101 shares
Randall H. Brown	8,679 shares
Olan Brevard	3,156 shares
Scott Casey	1,972 shares
J. Drew Koester	2,367 shares
Wallace L. Wilcox	2,761 shares

Performance-Vested Compensation — 60% of LTIP Award

“TSR” or “Total Stockholder Return” means the appreciation in the Fair Market Value of the Common Shares (or in the case of the Peer Group (defined below), the shares of common stock of such companies) plus any dividends paid in respect of such stock during the Performance Period. For purposes of calculating performance, the Committee shall compare the Company’s TSR to the average TSR of the Peer Group at the end of the Performance Period.

Performance vs. Peer Group TSR (50% of Performance Award)

Metric	Threshold Performance	Target Performance	Maximum Performance
Company’s TSR compared to TSR of Peer Group	Company’s TSR is in the 40th percentile of the TSR of Peer Group	Company’s TSR is in the 60th percentile of the TSR of Peer Group	Company’s TSR is in the 80th percentile of the TSR of Peer Group

“Peer Group” means the group of companies comprised of the following:

•	American Campus Communities, Inc. (ACC)-student housing properties
•	Associated Estates Realty Corporation (AEC)-multifamily apartment properties
•	BRE Properties, Inc. (BRE)-multifamily apartment properties
•	Camden Property Trust (CPT)-multifamily apartment properties
•	Campus Crest Communities, Inc. (CCG)-student housing properties
•	Colonial Properties Trust (CLP)-primarily multifamily apartment properties
•	Home Properties, Inc. (HME)-multifamily apartment properties
•	Mid-America Apartments (MAA)-multifamily apartment properties
•	Post Properties, Inc. (PPS)-multifamily apartment properties
•	UDR, Inc. (UDR)-multifamily apartment properties

A-1

Performance vs. NAREIT Equity Index (50% of Performance Award)

Metric	Threshold Performance	Target Performance	Maximum Performance
Company’s TSR compared to TSR of NAREIT Equity Index	Company’s TSR is 100 basis points below TSR of NAREIT Equity Index	Company’s TSR is 100 basis points above TSR of NAREIT Equity Index	Company’s TSR is 300 basis points above TSR of NAREIT Equity Index

For all performance vested LTIP awards, linear interpolation shall apply to the extent performance falls between two payment levels.

Performance-Vested Compensation

The table below shows the aggregate dollar value of Common Shares that each Participant is eligible to receive based upon the Threshold, Target and Maximum performance levels of the performance goals (e.g. each TSR performance category is a separate performance goal and accounts for one-half of the Performance Award). The actual number of Common Shares issuable shall be based on the market value of a Common Share on the Determination Date.

	Dollar Value of Award Based Upon:
Participant	Threshold Performance (1)	Target Performance (2)	Maximum Performance (3)
Randy Churchey	210,000	420,000	630,000
Thomas Trubiana	120,000	240,000	360,000
Randall H. Brown	66,000	132,000	198,000
Christine Richards	54,000	108,000	162,000
Olan Brevard	24,000	48,000	72,000
Scott Casey	18,000	36,000	54,000
J. Drew Koester	15,000	30,000	45,000
Wallace L. Wilcox	21,000	42,000	63,000
Randy Simpson	9,000	18,000	27,000

(1) 60% of Participant’s long-term incentive target value x .5.

(2) 60% of Participant’s long-term incentive target value.

(3) 60% of Participant’s long-term incentive target value x 1.5.

At the end of the Performance Period, the Committee will determine the level and to what extent (i.e., Threshold, Target or Maximum) each performance goal was met. For example, if both performance vs. the Peer Group and performance vs. the NAREIT Equity Index are achieved at Target, the dollar value of Mr. Churchey’s Performance Award would be $420,000 (e.g. $210,000 for each performance goal). The number of Common Shares issuable to Mr. Churchey upon settlement of the Performance Award would be the quotient of $420,000 and the market value of a Common Share on the Determination Date.

A Participant shall not be entitled to any Award with respect to a performance goal if the Company’s performance during the Performance Period with respect to such goal is below the threshold performance level for such goal (but may receive an award with respect to the other performance goal if it exceeds the threshold).

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Exhibit A

Form of Restricted Stock Award Agreement